Exhibit 99.1

Contacts:

Media	Investors
Garry R. Clark	Robert J. Marshall, Jr.
574-372-4493	574-371-8042
garry.clark@zimmer.com	robert.marshall@zimmer.com

ZIMMER HOLDINGS, INC. ANNOUNCES

OFFERING OF SENIOR NOTES

(WARSAW, IN) November 7, 2011 —  Zimmer Holdings, Inc. (NYSE and SIX: ZMH) announced today that it has commenced a $550 million public offering of senior notes.

The Company intends to use the net proceeds of the offering to repay a substantial portion of the outstanding borrowings under its credit facility and for general corporate purposes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and RBS Securities Inc. are serving as joint book-running managers of the offering. The offering is being conducted as a public offering under the Company’s shelf registration statement filed with the Securities and Exchange Commission. Any offer of securities will be made by means of a prospectus. When available, copies of the prospectus may be obtained by contacting: Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_distribution@baml.com; BNP Paribas Securities Corp. at 1-800-854-5674; or RBS Securities Inc. at 1-866-884-2071.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2010 sales were approximately $4.2 billion. The Company is supported by the efforts of more than 8,000 employees worldwide.

This press release contains forward-looking statements regarding our intended use of proceeds and anticipated use of our shelf registration statement, which are subject to risks and uncertainties, such as our ability to market and sell the notes, our continued eligibility to use the shelf registration statement, general economic conditions and other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2010 and most recent Quarterly Report on Form 10-Q. Actual results may differ materially from anticipated results. We do not undertake to update any forward-looking statements.